Exhibit 99.B(p)(11)

Arrowpoint Asset Management, LLC

(“Arrowpoint”)

&

Meridian Funds, Inc

(“Meridian”)

Code of Ethics

Implementation Date: February 2014

TABLE OF CONTENTS

INTRODUCTION	3

DEFINITIONS	4

GENERAL STANDARDS	6

INDEPENDENT DIRECTORS OF MERIDIAN FUND, INC.	7

PERSONAL SECURITY TRANSACTION POLICY	7

PRE-CLEARANCE PROCEDURES	8
REPORTABLE AND EXEMPT SECURITIES	8
TRADING RESTRICTIONS	8
BENEFICIAL OWNERSHIP	9
REPORTING	10
EXCEPTIONS FROM REPORTING REQUIREMENTS	11
TRADING AND REVIEW	12
REPORTING VIOLATIONS AND REMEDIAL ACTIONS	12

INSIDER TRADING POLICY	13

SERVING AS OFFICERS, TRUSTEES AND/OR DIRECTORS OF OUTSIDE ORGANIZATIONS	16

DIVERSION OF FIRM BUSINESS OR INVESTMENT OPPORTUNITY	17

DEALINGS WITH GOVERNMENT AND INDUSTRY REGULATORS	17

POLITICAL CONTRIBUTIONS AND PUBLIC OFFICE	17

IMPROPER USE OF ARROWPOINT PROPERTY	19

PROTECTION OF ARROWPOINT’S NAME	19

EMPLOYEE INVOLVEMENT IN LITIGATION OR PROCEEDINGS	19

GIFTS AND ENTERTAINMENT	19

TRAVEL EXPENSES	20

DISCLOSURE	20

RECORDKEEPING	20

RESPONSIBILITY	21

EMPLOYEE ACKNOWLEDGEMENT	21

REPORTING FORMS

Personal Trading Pre-Clearance Form
Limited Offering & IPO Request and Reporting Form
Initial Reporting — Securities Accounts
Initial Reporting — Securities Holdings
Non-Discretionary Reporting — Securities Accounts
Annual Reporting — Securities Accounts
Annual Reporting — Securities Holdings
Gift & Entertainment Report
Employee Gift/Entertainment Log

Introduction

The policy of Arrowpoint is to avoid any conflict of interest, or the appearance of any conflict of interest, between the interests of its clients and the interests of Arrowpoint, its officers, directors and employees. This Code of Ethics (the “Code”) is based on the principle that Arrowpoint owes a fiduciary duty to any person or institution it serves as an adviser or sponsor to ensure that the personal securities transactions of the firms and their employees do not interfere with, or take unfair advantage of, their relationship with clients.

Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and section l7(j) of the Investment Company Act of 1940 (the “1940 Act”) and Rule l7j-1 thereunder are intended to address the potential conflicts arising from the personal investment activities of advisory and investment company personnel. This Code has been adopted by Arrowpoint and Meridian to meet those concerns and legal requirements.

The Code also addresses procedures designed to prevent the misuse of inside information by Arrowpoint and persons subject to this Code. The business of Arrowpoint depends on investor confidence in the fairness and integrity of the securities markets. Insider trading poses a significant threat to that confidence. Trading securities on the basis of inside information or improperly communicating that information to others may expose Arrowpoint or its employees to stringent penalties.

The Code is drafted broadly; it will be applied and interpreted in a similar manner. You may legitimately be uncertain about the application of the Code in a particular circumstance. Arrowpoint encourages each of you to raise questions regarding compliance. Often, a single question can forestall disciplinary action or complex legal problems.

The Code applies to all Arrowpoint employees, directors and officers unless otherwise noted in particular sections. Each person subject to the Code (other than Independent Trustees) must acknowledge that he or she has received, read and agrees to be bound by the Code. Any questions with respect to this Code of Ethics should be directed to Arrowpoint’s CCO, Rick Grove. As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

Definitions

The following defined terms are used throughout this Code of Ethics:

1.              34 Act — Securities Exchange Act of 1934

2.              33 Act — Securities Act of 1933

3.              Advisers Act — Investment Advisers Act of 1940

4.              Automatic Investment Plan - A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

5.              Beneficial Ownership - As set forth under Rule 16a-1(a)(2), determines whether a person is subject to the provision of Section 16 of the 34 Act, and the rules and regulations thereunder, which generally encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect “pecuniary interest” (i.e., some economic benefit) from the ownership of a security. This may also include securities held by members of an Employee’s immediate family sharing the same household; provided however, this presumption may be rebutted. The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships. Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the securities to which the report relates.

6.              CCO — Rick Grove, Chief Compliance Officer

7.              Client - Arrowpoint’s separate accounts, unregistered investment funds and registered investment companies.

8.              Compliance11 — On-line compliance management application used to manage employee disclosures, employee personal trading and certain reporting requirements. Compliance11 can be accessed at http://ondemand.compliance11.com

9.              Employees — Officers, directors and employees of Arrowpoint.

10.       Executive Management — David Corkins and Minyoung Sohn

11.       Federal Securities Laws — Means the 33 Act, 34 Act, the Sarbanes-Oxley Act of 2002, IC Act, Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

12.       Front-Running — A practice generally understood to be investment advisory personnel personally trading ahead of a pending trade for client accounts.

13.       Investors — Limited partners and/or shareholders in the Funds

14.       IC Act — Investment Company Act of 1940

15.       IPO — An “Initial public offering” is an offering of securities registered under the 33 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 34 Act.

16.       Independent Trustee. A trustee of an open-end or closed-end fund which is an Investment Company Client who is not an “interested person” of the open-end or closed-end fund within the meaning of Section 2(a)(19) of the 1940 Act.

17.       Insider Trading — Although not defined in securities laws, insider trading is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law.

18.       Limited Offering — An offering that is exempt from registration under the 33 Act pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505, or 506 of Regulation D.

19.       Material Information — Information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

20.       Mutual Funds — Meridian Growth Fund, Meridian Contrarian Fund, Meridian Equity Income Fund and Meridian Small Cap Fund.

21.       Non-Public Information — Information that has not been available to the investing public.

22.       Non-Public Personal Information — Personally identifiable financial information, including any information a client provides to obtain a financial product or service; any information about a client resulting from any transaction involving a financial product or service; or any information otherwise obtained about a client in connection with providing a financial product or service to that client; and any list, description, or other grouping of clients (and publicly available information pertaining to them) that is derived using any personally identifiable financial information that is not publicly available information. Examples of Non-public Personal Information include: name, address, phone number (if unlisted), social security and tax identification numbers, financial circumstances and income, and account balances.

23.       Private Funds — Arrowpoint Fundamental Opportunity Fund, LP, Arrowpoint Fundamental Opportunity Offshore Fund, Ltd, Arrowpoint Income Opportunity Fund, LP, Arrowpoint Income Opportunity Fund, Ltd, Arrowpoint Income Opportunity Fund QP, LP, and Arrowpoint Life Science Fund, LP.

24.       Reportable Security — Any Security (including ETFs), with five (5) exceptions: 1) Transactions and holdings in direct obligations of the Government of the United States; 2) Money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; 3) Shares of money market funds; 4) Transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund; and 5) transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

25.       RIC — An investment company registered under the IC Act

26.       Scalping — A practice generally understood to be investment advisory personnel personally benefiting from small gains in short-term personal trades in securities being traded in advisory accounts.

27.       Security — Means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

General Standards

The Code is predicated on the principle that Arrowpoint owes a fiduciary duty to its clients. (1) Accordingly, Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, Arrowpoint will:

•                  Place client interests ahead of Arrowpoint’s — As a fiduciary, Arrowpoint will serve in its clients’ best interests. In other words, Employees may not benefit at the expense of advisory clients. This concept is particularly relevant when Employees are making personal investments in securities traded by advisory clients.

•                  Engage in personal investing that is in full compliance with Arrowpoint’s Code of Ethics — Employees must review and abide by Arrowpoint’s Personal Securities Transaction and Insider Trading Policies.

•                  Avoid taking advantage of your position — Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Arrowpoint, or on behalf of an advisory client, unless in compliance with the Gift Policy below.

•                  Maintain full compliance with the Federal Securities Laws — Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act and Rule 17j-1 under the IC Act. In addition, Arrowpoint’s employees who are Officers of a RIC must also abide by the Fund’s Officer Code of Conduct that is established by the investment company.

Risks

In developing this policy and procedures, Arrowpoint considered the below material risks associated with administering the Code.

•                  Access person engages in various personal trading practices that wrongly make use of nonpublic information resulting in harm to clients or unjust enrichment to access person. (These practices include trading ahead of clients and passing non-public information on to spouses and other persons over whose accounts the access person has control.)

•                  Access persons are able to cherry pick clients’ trades and systematically move profitable trades to a personal account and let less profitable trades remain in clients’ accounts.

•                  One or more Employees engage in an excessive volume of personal trading (as determined by the CCO) that detracts from their ability to perform services for clients.

•                  Employees take advantage of their position by accepting excessive gifts or other gratuities (including access to IPO investments or early stage investments) from individuals seeking to do business with Arrowpoint.

•                  The personal trading of Employees does not comply with certain provisions of Rule 204A1 under the Advisers Act (and Rule 17j-1 of the IC Act).

•                  Access persons are not aware of what constitutes insider information.

(1)                                 S.E.C. v. Capital Gains Research, Inc., 375 U.S. at 191-192 (1963).

•                  Employees serve as trustees and/or directors of outside organizations. (This could present a conflict in a number of ways; for example, if Arrowpoint wants to recommend the organization for investment or if the organization is one of its service providers.)

The following guidelines have been established to effectuate and monitor this Code of Ethics.

Guiding Principles & Standards of Conduct

All Employees will act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Employees. The following set of principles frame the professional and ethical conduct that Arrowpoint expects from its Employees:

•                  Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, Employees, colleagues in the investment profession, and other participants in the global capital markets;

•                  Place the integrity of the investment profession, the interests of clients, and the interests of Arrowpoint above one’s own personal interests;

•                  Adhere to the fundamental standard that you should not take inappropriate advantage of your position;

•                  Avoid and disclose any actual or potential conflict of interest;

•                  Conduct all personal securities transactions in a manner consistent with this policy;

•                  Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

•                  Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession;

•                  Promote the integrity of, and uphold the rules governing, capital markets;

•                  Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals; and

•                  Comply with applicable provisions of the federal securities laws.

Independent Directors of Meridian Fund, Inc.

Notwithstanding any other provisions hereof, Independent Directors of Meridian are not subject to the trading restriction or reporting requirements. However, if the Independent Director knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that during the 15-day period immediately preceding or after the date of the director’s transaction in a security that such security was or was to be purchased or sold by a Mutual Fund or such purchase or sale was considered by the Mutual Fund.

Personal Security Transaction Policy

Employees may not purchase or sell any security in which the Employee has a beneficial ownership unless the transaction occurs in an exempted security or the Employee has complied with the Personal Security Transaction Policy set forth below.

Pre-Clearance Procedures

Employees must have clearance for all personal securities transactions before completing the transactions. Arrowpoint reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct.

Employees must receive approval for personal trades from the CCO or his designee by submitting a trading request in Compliance11 under the “Pre-clearance Approval” section. Once pre-clearance is granted to an Employee, such pre-clearance will remain valid for two (2) business days following the date of the approval.(2) If the Employee wishes to transact in that security after the lapse of the two (2) day window, he or she must again obtain pre-clearance from the CCO or his designee. Unless otherwise noted, no pre-clearance is required for transactions taking place in the exempted securities noted below.

Employees must request approval for all personal trades in Meridian Funds and ETFs. Open-end funds for which Arrowpoint is not the investment adviser is considered an exempt security.

Reportable and Exempt Securities

Employees are required to provide periodic reports (See Reporting section below) regarding transactions and holdings in any security (i.e. a Reportable Security), except for the following:

•      Direct obligations of the Government of the United States;

•      Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•      Shares issued by money market funds;

•      Shares issued by open-end funds other than Meridian Mutual Funds; and

•      Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Meridian Mutual Funds.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

Employees may have a beneficial interest in accounts managed by Arrowpoint under an investment management agreement. Such accounts must comply with the reporting requirements of the Code but are exempt from the below trading restriction.

(2)                                                                                 Employees may preclear a reportable transaction at a specified price (i.e. a limit order) and the outstanding order may be good until canceled by the Employee. In such instances, the transaction may occur on a day other than the two day trading window in which the preclearance is granted. If the Employee alters any aspect of the order (most notably the limit price), the Employee must again seek pre-clearance for the transaction. These types of transactions must be reported on a quarterly basis similar to all of the Employee’s other reportable transactions.

Trading Restrictions

No Employee shall engage in a personal securities transaction in a security which the person knows or has reason to believe (i) is being purchased or sold (i.e., a pending “buy” or “sell” order), (ii) has been purchased or sold for a client within the last seven (7) calendar days, or (iii) is being considered for purchase or sale by a client, until that client’s transactions have been completed or consideration of such transactions has been abandoned. A security will be treated as “under consideration” for a client, if the portfolio manager or investment team responsible for the management of the account of that client intends to purchase or sell the security in the next seven (7) calendar days. Employee-Related Accounts, accounts managed for principals, employees and their families are not subject to the 7 day restriction provided they trade in-line with other similarly managed accounts.

Beneficial Ownership

Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

•                  Securities held by members of Employees’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;

•                  Employees’ interests as a general partner in securities held by a general or limited partnership; and

•                  Employees’ interests as a manager/member in the securities held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Employees of securities held by a trust:

•                 Ownership of securities as a trustee where either the Employee or members of the Employees’ immediate family have a vested interest in the principal or income of the trust;

•                  Ownership of a vested beneficial interest in a trust; and

•                  An Employee’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Employee to revoke the trust.

Reporting

In order to provide Arrowpoint with information to enable it to determine with reasonable assurance any indications of Scalping, Front-Running or the appearance of a conflict of interest with the trading by Arrowpoint clients, each Employee shall submit the following reports in the forms attached hereto (or equivalent reports) to the CCO showing all transactions in securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership except for exempt transactions listed in the section below entitled “Exceptions from Reporting Requirements”.

EMPLOYEES ARE REMINDED THAT THEY MUST ALSO REPORT TRANSACTIONS BY MEMBERS OF THE EMPLOYEE’S IMMEDIATE FAMILY INCLUDING SPOUSE, CHILDREN AND OTHER MEMBERS OF THE HOUSEHOLD IN ACCOUNTS OVER WHICH THE EMPLOYEE HAS DIRECT OR INDIRECT INFLUENCE OR CONTROL.

Initial and Annual Holdings Reports

New Employees are required to report all of their personal securities holdings not later than 10 days after the commencement of their employment. All brokerage accounts must be entered into Compliance11 and appropriately authenticated. Duplicate brokerage statements may serve this purpose unless determined otherwise by the CCO. The initial holdings report must be current as of a date not more than 45 days prior to the date the person becomes subject to this Code.

Existing Employees are required to provide a complete list of securities holdings on an annual basis, or on or before May 14th (or as otherwise determined by the CCO) of each year. Duplicate brokerage statements may serve this purpose unless determined otherwise by the CCO.

Each holdings report (both the initial and annual) must contain, at a minimum: (a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Employee has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the Employee maintains an account in which any securities are held for the Employee’s direct or indirect benefit; and (c) the date the Employee submits the report. In the event that Employee submits brokerage or custodial statements to satisfy the initial and/or annual holdings report requirement, Employee must be certain that such statements include the information listed above.

AS NOTED ABOVE, EMPLOYEES MUST REPORT THE NAME OF ANY BROKER, DEALER OR BANK WITH WHICH THE EMPLOYEE MAINTAINS AN ACCOUNT IN WHICH ANY SECURITIES ARE HELD FOR THE EMPLOYEE’S DIRECT OR INDIRECT BENEFIT. PLEASE NOTE THAT THIS REQUIREMENT DOES NOT PROVIDE FOR ANY EXEMPTIONS TO THE DEFINITION OF A SECURITY. THUS, IF EMPLOYEES HAVE A BENEFICIAL INTEREST IN A NON-REPORTABLE SECURITY IN AN ACCOUNT THAT HAS NOT PREVIOUSLY BEEN REPORTED, THE NAME OF THE BROKER, DEALER OR BANK WHERE THESE ACCOUNTS ARE MAINTAINED MUST BE REPORTED.

Duplicate Copies

In order to help ensure that duplicate brokerage confirmations are received for all accounts pertaining to a particular Employee, the CCO or the Employee may complete and send a brokerage letter to each bank, broker or dealer maintaining an account on behalf of the Employee.

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, EMPLOYEES MAY CHOOSE TO INSTRUCT THEIR BROKER-DEALER TO PROVIDE DIRECTELY TO ARROWPOINT (1) DUPLICATE BROKERAGE STATEMENTS AND/OR (2) DUPLICATE TRADING CONFIRMATIONS FOR ALL TRADES (OF ANY AND ALL TYPES WHATSOEVER) BE SUBMITTED AS THEY ARE PROCESSED, IN FULFILLMENT OF THE QUARTERLY TRANSACTION REPORTING OBLIGATIONS SET FORTH IN THIS POLICY, PROVIDED HOWEVER THAT TRADING IN ANY SECURITIES THAT ARE NOT REFLECTED IN THE STATEMENTS AND/OR CONFIRMATIONS SET FORTH ABOVE MUST BE PROVIDED IN THE FORMAT, TIME AND MANNER SET FORTH BELOW.

Quarterly Transaction Reports

Employees shall be required to instruct their broker-dealers to send to Arrowpoint duplicate broker trade confirmations and/or account statements of the Employee which shall be received by the CCO, at a minimum, no later than thirty (30) days after the end of each calendar quarter. If an Employee’s trades do not occur through a broker-dealer (i.e., purchase of a private investment fund), such transactions shall be reported separately on the quarterly personal securities transaction report found in Compliance11. The quarterly transaction reports shall contain at least the following information for each transaction in a Reportable Security in which the Employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership(3): (a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted.

Employees shall also report on a quarterly basis, not later than 30 days after the end of the calendar quarter, the name of any account established by the Employee during the quarter in which any securities were held during the quarter for the direct or indirect benefit of the Employee, the date the account was established, and the date the report was submitted.

(3)                                                                                 Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Reportable Securities to which the report relates.

Exceptions from Reporting Requirements

An Employee is not required to submit: 1) a transaction or initial and annual holdings report with respect to securities held in accounts over which the Employee had no direct or indirect influence or control (i.e., any transactions occurring in an account that is managed on a fully-discretionary basis by an unaffiliated money manager and over which such employee has no direct or indirect influence or control), and 2) a transaction report with respect to transactions effected pursuant to an Automatic Investment Plan. The CCO will determine on a case-by-case basis whether an account qualifies for either of these exceptions. In addition, from time to time, the CCO may exempt certain transactions on a fully documented trade-by-trade basis. All accounts for which an Employee does not have any direct or indirect influence or control over must be reported on appropriate disclosure form found in Compliance11.

Trading and Review

Except for limited circumstances and subject to pre-clearance approval, Arrowpoint forbids its Employees to trade opposite of our recommendations. Arrowpoint strictly forbids Front-Running client accounts, which is a practice generally understood to be Employees personally trading ahead of a pending client transactions. The CCO will closely monitor Employees’ investment patterns to detect these abuses. Jill Jepson or Jennifer Chaney will monitor the CCO’s personal securities transactions for compliance with the Personal Security Transaction Policy.

The review of trading activity reported in the Employees’ and Advisory Representatives’ Quarterly Transactions Report will be reviewed in conjunction with the firms’ trading blotter against all client trades for the period. In addition, Arrowpoint may question, though does not prohibit, trading activity reported by Employees’ within the most recent 15 days in which a security or option, not limited to the same direction of trade, is or has been held for by a RIC.

The reason for the post transaction review process is to ensure that Arrowpoint has developed procedures to supervise the activities of its associated persons. The comparison of Employee trades to those of advisory clients will identify potential conflicts of interest or the appearance of a potential conflict.

If it’s discovered that an Employee is personally trading contrary to the policies set forth above, the Employee shall meet with the CCO or Executive Management to review the facts surrounding the transactions. This meeting shall help determine the appropriate course of action.

Reporting Violations and Remedial Actions

Arrowpoint takes the potential for conflicts of interest caused by personal investing very seriously. As such, all Employees are required to promptly report any violations of the Code of Ethics to the CCO. Arrowpoint’s management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of our Personal Security Transaction Policy is determined to have occurred, the CCO may impose sanctions and take such other actions as he deems appropriate, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, disgorgement of profits in excess of the execution price received by the Client, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable client(s), if any, or given to a charity, as the CCO shall determine is appropriate.

The following consequences will be enforced for violations of Arrowpoint’s personal trading policy.

1)        First Violation — The initial violation of Arrowpoint’s personal trading policy will result in a re-training with the CCO.

2)        Second Violation — The second violation of Arrowpoint’s personal trading policy will result in a formal disciplinary letter to the employee’s file and a two-week suspension of personal trading privileges.

3)        Third Violation — The third violation of Arrowpoint’s personal trading policy will result in a disciplinary meeting with the Partners and a four-week suspension of personal trading privileges.

No person shall participate in a determination of whether he or she has committed a violation of this Policy or in the imposition of any sanction against himself or herself.

Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of material, non-public information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, Arrowpoint has instituted procedures to prevent the misuse of non-public information.

In the past, securities laws have been interpreted to prohibit the following activities:

•      Trading by an insider while in possession of material non-public information; or

•      Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

•      Communicating material non-public information to others in breach of a fiduciary duty.

Whom Does the Policy Cover?

This policy covers all Employees as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Employee is an officer, director or 10% or greater stockholder and a partnership of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. Advance knowledge of the following types of information is generally regarded as Material:

•                  Dividend or earnings announcements

•                  Write-downs or write-offs of assets

•                  Additions to reserves for bad debts or contingent liabilities

•                  Expansion or curtailment of company or major division operations

•                  Merger, joint venture announcements

•                  New product/service announcements

•                  Discovery or research developments

•                  Criminal, civil and government investigations and indictments

•                  Pending labor disputes

•                  Debt service or liquidity problems

•                  Bankruptcy or insolvency problems

•                  Tender offers, stock repurchase plans, etc.

•                  Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning Insider Trading to arise, information must not only be material, but also Non-Public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the Employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

Selective Disclosure

Employees must never disclose proposed/pending trades to any client or other individual/entity outside of Arrowpoint. Additionally, Employees must be careful when disclosing the composition of Clients’ portfolios without obtaining consent from the CCO. Federal Securities Laws may specifically prohibit the dissemination of such information and doing so may be construed as a violation of Arrowpoint’s fiduciary duty to clients. Selectively disclosing the portfolio holdings of a client’s portfolio to certain Investors/outside parties may also be viewed as Arrowpoint engaging in a practice of favoritism. Including information regarding clients’ portfolio holdings in marketing materials and our website is subject to the CCO’s approval in accordance with our Marketing policy and procedures. All inquiries that are received by Employees to disclose portfolio holdings must be immediately reported to the CCO. In determining whether or not to approve the dissemination of holdings information, the CCO will consider, among other things, how current the holdings information is and the Fund’s disclosure policy.

Relationships with Clients/Investors

Given Arrowpoint’s standing in the investment community, it has retained executives of public companies and other well connected individuals as advisory clients/investors. While Employees may occasionally converse with these individuals as part of the normal course of its research/due diligence process, Portfolio Managers and Analysts must be aware that the relationship could incentivize those individuals to divulge additional information (including material non-public information) to Arrowpoint. Accordingly, Employees need to be cognizant of this potential conflict and take extra precautions when discussing investment matters with such clients/investors or industry contacts.

Paid Research Providers

Arrowpoint may compensate third-parties and/or individuals for research specific to certain industries, issuers and world markets. Portfolio Managers and Analysts must pay particular attention to the type of information conveyed by such sources. In the event that Portfolio Managers and Analysts suspect their receipt of non-public information, they must inform the CCO of the information to determine the appropriate course of action.

Penalties for Trading on Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to follow if an Employee Believes that he/she Possesses Material, Non-Public Information

If an Employee has questions as to whether they are in possession of material, non-public information, they must inform the CCO and Executive Management as soon as possible. From this point, the Employee, CCO and Executive Management will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, Employees:

•                  Shall not trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.(4)

•                  Shall not engage in securities transactions of any company, except in accordance with Arrowpoint’s Personal Security Transaction Policy and the securities laws.

•                  Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy.

•                  Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by their position.

•                  Shall immediately report the potential receipt of non-public information to the CCO and Executive Management.

•                  Shall not proceed with any research, trading, etc. until the CCO and Executive Management inform the Employee of the appropriate course of action.

If the CCO determines that the information is material and non-public, or in the case of a nondisclosure agreement, the CCO will identify the security in the restricted log and update the pre-trade compliance rules in the order management system.

Trading in affected securities may resume, and other responses may be adjusted or eliminated, when the CCO determines that the information has become public and/or immaterial. At such time, the CCO will amend the restricted log to indicate the date that trading was allowed to resume and the reason for the resumption.

Serving As Officers, Trustees and/or Directors of Outside Organizations

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations by completing an outside employment form. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

At certain times, Arrowpoint may determine that it is in its clients’ best interests for an Employee(s) to serve as an officer or on the board of directors of an outside organization. For example, a company held in clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Service with organizations outside of Arrowpoint can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, an Employee may come into possession of material nonpublic information about the outside company, or other public companies. It is critical that a proper information barrier be in place between Arrowpoint and the outside organization, and that the Employee does not communicate such information to other Employees in violation of the information barrier.

Similarly, Arrowpoint may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Employee must not be involved in the decision to retain or hire the outside organization.

Employees are prohibited from engaging in such outside activities without the prior written approval from the CCO. Approval will be granted on a case by case basis, subject to proper

(4)                                                                                 Please refer to the Trading Policy for a discussion of instances in which trades are conducted in reliance on “Big Boy Letters”.

resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part II of Form ADV.

Diversion of Firm Business or Investment Opportunity

No Employee may acquire, or receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with Arrowpoint and in which he or she knows Arrowpoint might be expected to participate or have an interest, without disclosing in writing all necessary facts to the CCO, offering the particular opportunity to Arrowpoint, and obtaining written authorization to participate from the CCO.

Any personal or family interest of an Employee in any Arrowpoint business activity or transaction must be immediately disclosed to the CCO. For example, if an Employee becomes aware that a transaction being considered or undertaken by Arrowpoint may benefit, either directly or indirectly, an Employee or a family member thereof, the Employee must immediately disclose this possibility to the CCO.

Dealings with Government and Industry Regulators

Arrowpoint’s policy forbids payments of any kind by it, its Employees or any agent or other intermediary to any government official, self-regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter. This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy encourages Employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

It is expected and required that all Employees fulfill their personal obligations to governmental and regulatory bodies. Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

All Employees are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries brought by or against Arrowpoint. Employees are expected, if requested, to provide Arrowpoint with reasonable assistance, including, but not limited to, meeting or consulting with Arrowpoint and its representatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or interviewees or otherwise.

Political Contributions and Public Office

The following outlines Arrowpoint’s policies with respect to political contributions and public office:

•        Political contributions, gifts, subscription, loans, advance, or deposit of money or anything of value are not to exceed $350.00 per candidate whom you are entitled to vote, per election;

•        Political contributions, gifts, subscription, loans, advance, or deposit of money or anything of value are not to exceed $150.00 per candidate whom you are not entitled to vote, per election;

•        Contributions by Arrowpoint and/or Employees to politically connected individuals/entities who may have the ability, in some way, to influence clients to Arrowpoint are strictly prohibited;

•        An Employee is permitted to make a contribution to a candidate only if the Employee is entitled to vote for him/her at the time of the contribution (though contributions to Presidential candidates are excluded from this requirement);

•        No Employee is permitted to make any soft dollar contributions; and

•        No Employee can hold a public office if it in any way conflicts with Arrowpoint’s business.

Improper Use of Arrowpoint Property

No Employee may utilize property of Arrowpoint or utilize the services of Arrowpoint, its principals or employees, for his or her personal benefit or the benefit of another person or entity, without approval of the CCO. For this purpose, “property” means both tangible and intangible property, including Arrowpoint and Employee funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property or proprietary processes, and ideas for new research or services.

Protection of Arrowpoint’s Name

Employees should at all times be aware that Arrowpoint’s name, reputation and credibility are valuable assets and must be safeguarded from any potential misuse. Care should be exercised to avoid the unauthorized use of Arrowpoint’s name in any manner that could be misinterpreted to indicate a relationship between Arrowpoint and any other entity or activity.

Employee Involvement in Litigation or Proceedings

Employees must advise the CCO immediately if they become involved in or threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.

Gifts and Entertainment

Employees’ Receipt of Business Meals, Sporting Events and Other Entertainment - Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable, not lavish or extravagant in nature and the Employee is accompanied by the giver. In the event that the estimated cost of the meal, event, etc. is greater than $100.00, the Employee must report his/her attendance at the meal, event, etc. to the CCO. If the event is highly publicized such that the tickets may be selling in excess of their face value, the Employee must consider the mark-up for the reporting requirements.

Employees’ Receipt of Gifts - Employees must report their intent to accept gifts over $100.00 (either one single gift, or in aggregate on an annual basis) to the CCO by submitting a gift receipt in Compliance 11. Reasonable gifts received on behalf of the Company shall not require reporting. Examples of reasonable gifts include holiday gift baskets and lunches brought to the offices by service providers.

Arrowpoint’s Gift Giving Policy — Arrowpoint and its Employees are prohibited from giving gifts that may be deemed as excessive, and must obtain approval to give all gifts in excess of $100.00 to any client, prospective client or any individual or entity that Arrowpoint is seeking to do business with.

Gifts Given to Taft-Hartley Funds - Employees are reminded that notwithstanding this policy, since Arrowpoint may manages Taft-Hartley funds, any gratuity provided by Arrowpoint to labor unions or union representatives that have an “interest” in the Taft-Hartley fund (including the members covered by the Taft-Hartley fund) in excess of $25 are required to be reported to CCO and Department Labor Form LM-10. Accordingly, Arrowpoint will monitor all gratuities as discussed and make the appropriate filings on DOL Form LM-10.

The CCO shall track all reportable entertainment and gifts via Compliance11 gifts portal.

Travel Expenses

Employees may charge normal and reasonable travel and travel-related expenses incurred for an Arrowpoint business purpose. Such expenses may include meals and incidentals, travel costs (air, train, etc.), lodging expenses, business phone calls and other miscellaneous travel related expenses. When incurring such expenses, Employees must use reasonable judgment and generally be aware of escalating travel costs. While Arrowpoint has not prescribed limits on such expenses, Arrowpoint may reiterate its policy with Employees as necessary.

Arrowpoint will pay for all travel expenses (airline, hotel, meals and incidentals) related to Employees’ attendance at conferences, company visits, etc. In the event that any such expenses are included as part of the event, Employees shall report the approximate value of such expense to the CCO. The CCO will evaluate such covered expenses to determine whether reasonable and appropriate. Arrowpoint has adopted this policy in order to monitor any potential conflicts of interest associated with our relationships with outside service providers.

Disclosure

Arrowpoint shall describe its Code of Ethics in Part II of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for Arrowpoint’s Code of Ethics shall be directed to the CCO.

If the CCO determines that a material violation of this Code has occurred, he or she shall promptly report the violation, and any enforcement action taken, to Arrowpoint’s senior management. If Arrowpoint’s senior management determines that such material violation appears to involve a fraudulent, deceptive or manipulative act, Arrowpoint will report its findings to the Fund’s Board of Directors or Trustees pursuant to Rule 17j-1.

Recordkeeping

Arrowpoint shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of regulatory authorities or Arrowpoint’s management.

•        A copy of this Code of Ethics and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

•        A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

•        A record of all written acknowledgements (annual certifications) for each person who is currently, or with the past five years was, an Employee of Arrowpoint.

•        A copy of each report made pursuant to this Code of Ethics by an Employee, including any information provided in lieu of reports, shall be preserved by the Company for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

•        A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

•                  The Company shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any limited offering or IPO by Employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

•                  A copy of each finding presented to the Board of a Fund shall be preserved by Arrowpoint for at least five years after the end of the fiscal year in which the record is made, the first two years in an easily accessible place.

Responsibility

The CCO will be responsible for administering the Code of Ethics. All questions regarding the policy should be directed to the CCO. All Employees must acknowledge their receipt and understanding of the Code of Ethics upon commencement of their employment.

In the event a material change is made to the Personal Trading Policy of the Code of Ethics, the CCO shall ensure that such material change is approved by the Fund’s Board no later than six months after adoption of the material change.

Employee Acknowledgement

You are required to complete the Code of Ethics Acknowledgement, both initially upon the commencement of your employment with Arrowpoint and annually thereafter, to acknowledge and certify that you have received, reviewed, understand and shall comply, or have complied with, the policies and procedures as set forth in the Code of Ethics. In addition, all Employees must be aware of and comply with the following undertakings:

•                  be thoroughly familiar with the policies and procedures set forth in this Code of Ethics;

•                  upon the request of the CCO, provide initial and annual written certification that you have read and understand, and will comply with, the policies and procedures set forth in this Code of Ethics and any other compliance materials distributed to you by the CCO;

•                  notify the CCO promptly in the event you have any reason to believe that you may have failed to comply with (or become aware of another person’s failure to comply with) the policies and procedures set forth in this Code of Ethics;

•                  notify the CCO promptly if you become aware of any practice that arguably involves Arrowpoint in a conflict of interest with any of its advisory accounts including unregistered investment funds;

•                  cooperate to the fullest extent reasonably requested by the CCO so as to enable: (i) the CCO to discharge his respective duties under the Code of Ethics and (ii) Arrowpoint to comply with the securities laws to which it is subject; and

•                  notify the CCO promptly if you become aware of any part of any disclosure document that you believe may be inaccurate, incomplete or out of date in any respect.

Compliance11

Compliance11 is an automated, cloud-based technology solutions for a full range of employee-monitoring tasks—including personal trade monitoring; management of affirmations, disclosures, and compliance activities; a case management tool to help keep compliance projects on track; and gifts, entertainment, and contributions tracking. Proactive trade-blocking capabilities block prohibited trades before they’re placed and alert compliance staff when they’re attempted. Employee-monitoring technology which automates pre-clearance and transaction review, gift and contribution logs, and email alerts for employees.

All related reporting and approval forms are located on the Compliance11 portal. Access the portal by clicking on the below link.

http://ondemand.compliance11.com